                                                Filed pursuant to Rule 424(b)(3)
                                                Registration No. 333-65824

                PROSPECTUS SUPPLEMENT NO. 3 DATED MARCH 5, 2002
                      (to prospectus dated August 20, 2001)

                                  $272,100,000

                                 [VALASSIS LOGO]

                  Zero Coupon Convertible Senior Notes due 2021
                                       and
               Common Stock Issuable upon Conversion of the Notes

                             _______________________

         This prospectus supplement supplements the prospectus dated August 20, 2001 of Valassis Communications, Inc. relating to the sale by certain of our securityholders (and their transferees, pledgees, donees and successors) of up to $272,100,000 aggregate principal amount at maturity of our zero coupon convertible senior notes due 2021 and the common stock issuable upon conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supercedes the information contained in the prospectus.

                The following represents updated information regarding the following selling securityholder listed in the selling securityholders table contained on pages 44-46 of the prospectus.


                                        Principal Amount at
         Name and Address                Maturity of Notes                            Number of Shares of      Percentage of
                                        Beneficially Owned    Percentage of Notes     Common Stock That         Common Stock
                                         That May Be Sold         Outstanding           May Be Sold/(1)/       Outstanding/(2)/
-------------------------------------------------------------------------------------------------------------------------------
Bear Stearns & Co. Inc./(3)/              $120,870,000              44.42%               1,430,085             2.67%
   Attn: Convertible Bond Dept.,
   383 Madison Avenue
   4th Floor
   New York, NY 10179

Any other holder of notes or              $ 20,000,000               7.35%                 236,632             0.44%
   future transferee, pledgee,
   donee or successor of any
   holder/(4)(5)/

/(1)/ Assumes conversion of all of the holder's notes at a conversion rate of
11.8316 shares of common stock per $1,000 principal amount at maturity of the notes. However, this conversion rate will be subject to adjustment as described under "Description of the Notes -- Conversion Rights." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

/(2)/ Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act using 53,470,108 shares of common stock outstanding as of July 24, 2001. In calculating the percentage of common stock outstanding for each holder, we treated as outstanding that number of shares of common stock issuable upon conversion of all of that particular holder's notes. However, we did not assume the conversion of any other holder's notes.

/(3)/ Bear Stearns lead-managed the offering of the notes. Bear Stearns also lead-managed the offering of Valassis's 6 5/8% Senior Notes due 2009, which were issued on January 7, 1999.

/(4)/ Information about other selling securityholders will be set forth in prospectus supplements, if required.

/(5)/ Assumes that any other holders of notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

         Investing in the notes and our common stock involves risks, which are described under "Risk Factors" beginning on page 6 of the prospectus.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               -------------------

            The date of this prospectus supplement is March 5, 2002.